CONSOLIDATED NATURAL GAS COMPANY                      EXHIBIT 12
RATIO OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

                                               12
                                              months
                                              ended
                                              3/31/02                          Years ended December 31,
                                               2002          2001 (1)          2000           1999          1998           1997
                                               ----          --------          ----           ----          ----           ----
Earnings, as defined:
     Earnings before income taxes and
     minority interests in consolidated
     subsidiaries                              637.0               604.0          360.4          210.3         417.4          475.2

     Distributed income from
     unconsolidated investees, less
     equity in earnings                         (7.4)               (5.8)          13.1          (12.4)         (1.9)           1.6

     Fixed charges included in the
     determination of net income               147.0               170.2          184.1          148.6         137.0          122.4
                                           --------------  --------------   ------------   ------------  ------------   ------------
         Total earnings, as defined            776.6               768.4          557.6          346.5         552.5          599.2
                                           --------------  --------------   ------------   ------------  ------------   ------------

     Fixed charges, as defined:
         Interest charges                      174.1               181.2          172.8          136.9         126.4          112.7
         Rental interest factor                 11.0                11.0           11.3           11.7          10.6            9.7
                                           --------------  --------------   ------------   ------------  ------------   ------------
         Total fixed charges, as defined       185.1               192.2          184.1          148.6         137.0          122.4
                                           --------------  --------------   ------------   ------------  ------------   ------------

                                           --------------  --------------   ------------   ------------  ------------   ------------
Ratio of Earnings to Fixed Charges              4.20                4.00           3.03           2.33          4.03           4.90
                                           ==============  ==============   ============   ============  ============   ============

(1) Earnings for the twelve months ended December 31, 2001 includes a $108 million charge associated with Dominion's estimated Enron exposure, and a $45 million in restructuring charges associated with a senior management restructuring initiative announced in November and other restructuring costs. Excluding these items from the calculation above results in a ratio of earnings to fixed charges for the twelve months ended December 31, 2001 of 4.79x.